EXHIBIT 99.2

BRANCH OFFICE PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

FIRST MIDWEST BANK

and

FIRST NATIONAL BANK OF OTTAWA

July 17, 2003

BRANCH OFFICE PURCHASE AND SALE AGREEMENT

THIS BRANCH OFFICE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of July, 2003, by and between FIRST MIDWEST BANK, an Illinois banking corporation with its home office located in Itasca, Illinois (“Seller”), and FIRST NATIONAL BANK OF OTTAWA, a national banking association with its home office located in Ottawa, Illinois (“Buyer”).

R E C I T A L S

A.                                   Seller maintains branch offices at 401 East Main Street, Streator, Illinois 61364, and 2324 North Bloomington Street, Streator, Illinois 61364, more fully described on Exhibit A attached hereto (the “Target Branches”).

B.                                     Seller desires to sell to Buyer, and Buyer desires to buy from Seller, certain assets and liabilities attributable to the Target Branches in accordance with the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, for and in consideration of the recitals, the mutual representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to the words and phrases defined elsewhere in this Agreement, as used herein the following words, phrases and abbreviations shall have the meanings indicated below:

1.1                               “Assigned Contracts” means the contracts, agreements, leases and rights pertaining to the Target Branches that Seller may lawfully assign to Buyer, as set forth on Schedule 1.1 attached hereto.

1.2                               “Book Value” means, as to any asset or liability, the value of such asset or liability as reflected on the books and records maintained by Seller in the ordinary course of business in accordance with generally accepted accounting principles.

1.3                               “Branch Sale” means the sale of certain assets and transfer of certain liabilities attributable to the Target Branches by Seller to Buyer and the assumption by Buyer of certain liabilities pursuant to the terms and conditions of this Agreement.

1.4                               “Business Day” means any day other than a Saturday, Sunday or holiday under the laws of the United States or the State of Illinois.

1.5                               “Closing” means the time at which the following events shall occur: (a) Seller will transfer to Buyer, and Buyer will assume liability for, the Deposit Liabilities; (b) Seller will sell to Buyer, and Buyer will purchase from Seller, the Purchased Assets; and (c) Seller and Buyer will exchange funds, certificates, agreements and other documents as provided in this Agreement.

1.6                               “Closing Date” means the date described in Section 10.1 of this Agreement on which the Closing occurs.

1.7                               “Close of Business” on any given day means 11:59 p.m., Central Time, on such day.

1.8                               “Deposit Liabilities” means all deposit liabilities existing as of the Effective Time attributable to the Target Branches, and all documents, account agreements and account contracts relating thereto, including savings accounts, certificates of deposit, negotiable order of withdrawal (NOW) accounts, individual retirement accounts (IRA), and money market deposit accounts and interest accrued thereon whether or not credited thereto, other than the Excluded Deposit Liabilities.  A list of the Deposit Liabilities, as of June 30, 2003, has been provided to Buyer.

1.9                               “Effective Time” means the Close of Business on the Closing Date.

1.10                        “Excluded Assets” means all (a) signs and stands, printed supplies and documents and other materials and signs bearing any Seller or affiliate name and/or logo, (b) artwork, (c) ATM surrounds and marketing fixtures, and (d) other excluded assets or items of personal property identified by Seller or Buyer within ten (10) days of the date of this Agreement and listed or described on Schedule 1.10 attached hereto.  The Excluded Assets shall not be sold to Buyer at the Closing and will be retained by Seller.

1.11                        “Excluded Deposit Liabilities” means (a) any deposit liability that, by operation of law, pursuant to contract or otherwise, may not be lawfully transferred by Seller to Buyer; (b) any deposit liability subject to any order, agreement or encumbrance that in any way restricts the payment of funds representing such deposit liability on the order of the holder of such deposit liability; (c) deposits that have been attached or garnished or are subject to, or involved in, other legal process; (d) deposits identified for escheatment; (e) any deposit or associated account that is pledged as security for any obligation not assumed by Buyer pursuant to this Agreement or is related to an overdraft which constitutes an Excluded Loan; (f) any individual retirement account wherein the beneficiary objects in writing, within thirty (30) days from the date notice of appointment of Buyer as successor trustee is mailed; (g) certificates of deposit that Buyer elects not to assume pursuant to Section 5.1 hereof; and (h) the deposit liabilities identified by Seller or Buyer within ten (10) days of the date of this Agreement and specifically listed on Schedule 1.11 attached hereto.

1.12                        “Excluded Loans” means (a) the loans identified by Seller or Buyer within ten (10) days of the date of this Agreement and specifically listed on Schedule 1.12 attached hereto; (b) loans that have been classified as substandard, doubtful or loss by Seller or by a Regulatory Authority; (c) any loans that are sixty (60) days or more past due as of the Closing Date; (d) loans that are subject to, or involved in, any legal process or matter of litigation; (e) loans, other than home equity lines of credit, on which interest has been capitalized; and (f) any overdraft the outstanding balance of which exceeds one thousand dollars ($1,000), or which has been outstanding for ten (10) days or more as of the Closing Date or which relates to a Deposit Liability to which no additional funds have been deposited for thirty (30) days or more as of the Closing Date.  In addition, “Excluded Loans” shall include those loans made by Seller between the date hereof and the Closing Date and associated with the Target Branches (“Interim Period Loans”) that Buyer has identified to Seller in writing prior to the Closing Date as Excluded Loans.  The Excluded Loans are loans that Buyer may, at its option, purchase on the Closing Date if Seller is able to provide additional information regarding such loans to Buyer’s reasonable satisfaction.  In the event that Seller is not able to satisfy Buyer as to the status of any of the Excluded Loans by the Closing Date, the Excluded Loans shall be treated as loans that Buyer shall not acquire in connection with the transaction and shall remain as assets of Seller.  Excluded Loans that Buyer agrees to accept as of the Closing Date shall become “Loans” for purposes of this Agreement.

1.13                        “FDIC” means the Federal Deposit Insurance Corporation.

1.14                        “Federal Reserve” means the Board of Governors of the Federal Reserve System.

1.15                        “Fixed Assets” means the furniture, fixtures and equipment, including any automated teller machines (“ATMs”) located at the Target Branches at the Closing Date.  A preliminary listing of Fixed Assets has been provided to Buyer.  The Fixed Assets shall not include any Excluded Assets.

1.16                        “Lien” means any lien, mortgage, deed of trust, security deed or similar instrument, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

1.17                        “Loans” means (a) all commercial, residential, mortgage, overdraft, direct installment and consumer revolving loans existing as of the Effective Time attributable to the Target Branches other than the Excluded Loans; and (b) all loan agreements, notes and other documents relating thereto (collectively, “Loan Agreements”).  A list of the Loans, as of June 30, 2003, has been provided to Buyer.

1.18                        “OBRE” means the Illinois Office of Banks and Real Estate.

1.19                        “OCC” means the Office of the Comptroller of the Currency.

1.20                        “Overdrawn Accounts” means Deposit Liabilities with negative balances as of the Close of Business on the Closing Date.

1.21                        “Person” means and includes natural persons, corporations (business, municipal or not-for-profit), limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

1.22                        “Real Property” means the real estate legally described on Exhibit A hereto, and including all easements, rights, privileges and appurtenances associated therewith, and all structures, buildings and other interior and exterior improvements.  The Real Property shall not include any Excluded Assets.  Exhibit A specifically identifies the Real Property by street address, legal description and/or tax parcel number.

1.23                        “Regulatory Authorities” means the Federal Reserve, the OBRE, the OCC, the FDIC and any other state or federal regulatory agency having jurisdiction over Seller or Buyer or the transactions contemplated by this Agreement.

ARTICLE II
PURCHASE AND ASSUMPTION

2.1                               Sale and Purchase of Purchased Assets.  At the Closing, Seller shall transfer, convey and sell to Buyer all of Seller’s right, title and interest in and to the Purchased Assets (as defined below).  Except for the Excluded Assets or as otherwise specifically excluded in this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer hereby agrees to purchase from Seller, for the price hereinafter set forth, Seller’s assets, properties, rights and interests of every kind and nature, whether tangible or intangible, wherever located and by whomever possessed, owned by Seller and pertaining to the Target Branches on the Closing Date, including, without limitation, the following (collectively, the “Purchased Assets”):

(a)                                  Real Property.  Fee simple title to the Real Property;

(b)                                 Fixed Assets.  All of Seller’s right title, and interest in the Fixed Assets;

(c)                                  Cash on Hand.  All cash on hand at the Target Branches as of the Close of Business on the Closing Date, including vault cash, petty cash, ATM cash, tellers’ cash and items in the process of collection;

(d)                                 Prepaid Expenses.  All prepaid expenses recorded or otherwise reflected on the books of Seller as at the Closing Date, a preliminary listing of which as at July 15, 2003 is contained in Schedule 2.1 attached hereto, or incurred in the ordinary course of business thereafter, as being attributable to either of the Target Branches as of the Close of Business on the Closing Date, but only to the extent attributable to the Purchased Assets sold, assigned or transferred to Buyer by Seller pursuant to this Agreement and only to the extent arising by reason of Buyer’s use or ownership of such Purchased Assets after the Close of Business on the Closing Date;

(e)                                  Loans.  All of Seller’s right, title and interest in the Loans;

(f)                                    Books and Records.  All books, records, files and other documentation in the possession of Seller directly relating to the Purchased Assets and Deposit Liabilities, including all certificates and title documents for the Real Property and the Purchased Assets, all signature cards and contracts between Seller and the depositors and records of similar character, all collateral files, and any other records that may be agreed to between Seller and Buyer during the conversion period whether before or after the Closing Date; and

(g)                                 Assigned Contracts.  All of Seller’s right, title and interest to the Assigned Contracts.

2.2                               Assumption of Liabilities  In accordance with the terms and subject to the conditions set forth in this Agreement (including, without limitation, the receipt by Seller of all required material consents of third parties, as contemplated by Section 5.6 of this Agreement), at the Closing, Seller shall transfer to Buyer, and Buyer shall assume from Seller, all of Seller’s obligations and liabilities with respect to:

(a)                                  Deposit Liabilities.  The Deposit Liabilities, in accordance with the Assignment and Assumption of Accounts Agreement in the form attached hereto as Exhibit B (the “Accounts Assignment”).  For purposes of this Agreement, the Deposit Liabilities transferred at the Closing shall include, and Buyer shall assume liability for, any interest or earnings accrued but not credited on or to the Deposit Liabilities as of the Close of Business on the Closing Date and due after the Closing Date; and

(b)                                 Other Liabilities.  The Assigned Contracts and the Loans in accordance with the Assignment and Assumption of Contracts in the form attached hereto as Exhibit C (the “Contracts Assignment”) and the Assignment and Assumption of Loans and Loan Agreements in the form attached hereto as Exhibit D (the “Loans Assignment”).

2.3                               Payment of Funds.  Subject to the terms and conditions hereof, at the Closing, in consideration of Buyer’s assumption of the Deposit Liabilities and its other agreements herein Seller shall make available and transfer to Buyer, in the manner specified in Section 2.4, funds equal to the aggregate balance of all Deposit Liabilities (including interest posted or accrued to such accounts as of the Close of Business on the Closing Date but net of Overdrawn Accounts) less an amount (the “Purchase Price”) equal to the sum of:

(a)                                  Cash on Hand.  The amount of cash on hand (as described in Section 2.1(c) of this Agreement) at the Target Branches transferred to Buyer as of the Close of Business on the Closing Date;

(b)                                 Real Property and Fixed Assets.  The Book Value of the Real Property and the Fixed Assets;

(c)                                  Deposit Liabilities.  A “Premium” in an amount equal to the sum of (x) seven and six hundredths percent (7.06%) of the average balance of the Deposit Liabilities other than certificates of deposit for the month-to-date period ending on the Closing Date, net of Overdrawn Accounts, and (y) with respect to the certificates of deposit which constitute Deposit Liabilities, seven and six hundredths percent (7.06%) of the outstanding balance of such certificates of deposit as of the Close of Business on the Closing Date;

(d)                                 Prepaid Expenses.  The amount of prepaid expenses described in Section 2.1(d) prorated as of the Close of Business on the day immediately preceding the Closing Date; and

(e)                                  Loans.  The Book Value of the Loans together with accrued and unpaid interest thereon computed as of the Close of Business on the Closing Date.

2.4                               Payment of Purchase Price.  The transfer of funds under this Agreement shall be made by wire transfer in immediately available United States funds as follows:

2.4.1                     Closing Date Payment.  At Closing, Seller shall pay to Buyer the aggregate balance of the Deposit Liabilities (including accrued but not credited interest or earnings), estimated as of the Close of Business as of a date not more than five (5) calendar days prior to the Closing Date (the “Estimation Date”) less the Purchase Price as estimated as of the Estimation Date.  Seller will deliver this calculation to Buyer at least two (2) days prior to the Closing Date.

2.4.2                     Post-Closing Adjustment.  Within five (5) Business Days after the Closing Date (the “Adjustment Payment Date”), the parties shall determine, consistent with the terms of this Agreement, the amount of the aggregate balance of the Deposit Liabilities (including accrued but not credited interest or earnings) and the Purchase Price as of the Effective Time, and shall make an appropriate post-closing adjustment payment (the “Adjustment Payment”) to reflect the difference, if any, between the amount so calculated and the amounts calculated as of the Estimation Date pursuant to Section 2.4.1 hereof.  The Adjustment Payment shall be paid by Seller or by Buyer, as the case may be, on or before the Adjustment Payment Date.  Interest on the amount of the Adjustment Payment for the period from the Closing Date to the Adjustment Payment Date shall be due to the party receiving the Adjustment Payment.  Interest shall be calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in The Wall Street Journal on the Closing Date, or, if none, on the latest date immediately prior to the Closing Date on which such bids were reported in The Wall Street Journal.

2.5                               Allocation of Expenses and Fees.

2.5.1                     Accrued and Prepaid Expenses.  All expenses and fees accrued or prepaid by Seller prior to the Closing Date (including, without limitation, rents, utility payments, personal property taxes, non-delinquent real property taxes and assessments, and FDIC assessments (including deposit insurance assessments, if any)) relating to the Target Branches shall be prorated between Buyer and Seller; provided, however, that Seller shall bear the cost of any real property taxes due for the calendar year ended December 31, 2002, regardless of whether such taxes are payable before or after the Effective Time and the real property taxes for the calendar year ending December 31, 2003 shall be prorated between Buyer and Seller on the basis of the amount of such taxes actually assessed for such period, if known, or if not known, on the basis of the amount of such taxes due for the calendar year ended December 31, 2002.  To the extent Seller has paid fees and expenses in respect of the Target Branches that are allocable to the period following the Effective Time, such fees and expenses shall be included in the Purchase Price pursuant to Section 2.1(d).

2.5.2                     Real Property Closing Expenses.  Seller shall pay the cost of all transfer and conveyance taxes imposed by any governmental authority upon the transfer to Buyer of the Real Property and the costs, fees and expenses of all title commitments and basic premiums for title policies relating to the Real Property and the cost of any endorsements for title insurance policies on the Real Property. All recording fees incurred in connection with the transfer of the Real Property to Buyer, and all sales and transfer taxes, if any, arising from the transfer to Buyer of the Purchased Assets other than the Real Property shall be paid by Buyer.

2.6                               Notices to Depositors and Obligors.

2.6.1                     Notice of Branch Sale.  On such date as the parties may agree, or in the absence of such agreement on the date which is thirty (30) days prior to the Closing Date, Seller and Buyer shall jointly notify all holders of Deposit Liabilities and all obligors on the Loans of the pending transfer of the Deposit Liabilities and the Loans to Buyer.  Such notice will be in a form acceptable to both parties and in compliance with all applicable laws and regulations.  The cost of preparing and mailing such notice shall be borne by Buyer, provided that Seller shall provide the names and addresses of such holders in an agreed upon format at Seller’s cost.  Seller will cooperate with Buyer in providing such other notices to customers of the Target Branches as Buyer may reasonably request.  In addition, Buyer may, at its own expense, after the date on which all regulatory approvals described in Section 6.4 hereof have been received, communicate with and deliver information, brochures, press releases and other communications to the customers of the Target Branches concerning the Branch Sale; provided, however, that all such communications shall be subject to reasonable approval by Seller and Seller, if so requested by Buyer, shall, on behalf of Buyer and at Buyer’s sole expense, furnish such information and communications to customers in as reasonable a manner as is practicable.  No communication from Seller will reference or otherwise contain information regarding other office locations of Seller or any other information that reasonably could be construed as marketing information regarding Seller or its products.  Seller and Buyer hereby acknowledge and agree that the joint notice referred to in this Section 2.6.1 will not include any information concerning any plans Buyer may have to reduce interest rates on, or increase fees and charges payable with respect to, Deposit Liabilities following the Effective Time; provided, however, that nothing in this Section 2.6.1 shall preclude Buyer from complying with applicable law with respect to implementing changes in interest rates, fees and other charges after the Closing.

2.6.2                     Seller’s Notice.  Seller, at its own expense, will notify customers of the Target Branches, in writing at least thirty (30) calendar days prior to the Closing Date, that as of 12:01 a.m. on the Closing Date, (a) all ATM access cards issued by Seller to customers of the Target Branches who will not have ATM-accessible accounts with Seller after the Effective Time; (b) all debit cards issued by Seller to customers of the Target Branches who will not have demand accounts with Seller after the Effective Time; (c) all overdraft protection agreements entered into by Seller with customers of the Target Branches who will not have checking accounts with Seller after the Effective Time; and (d) all ACH transactions, will be void or terminated, as the case may be.  Upon such notification, Seller shall provide to Buyer all information pertaining to the aforementioned accounts as may be reasonably required to accommodate the processing of new ATM/debit cards which may be issued but not activated prior to the Close of Business on the Closing Date as well as to facilitate the orderly transition of all electronic activity.  In connection with the notice referenced in this Section 2.6.2, Buyer may forward a communication notifying such customers that replacement ATM access cards will be reissued by Buyer and forwarded to customers prior to the Closing Date with instructions for activation after the Close of Business on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to cause Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that:

3.1                               Corporate Organization.  Seller is an Illinois banking corporation duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority, corporate and otherwise, to own and operate its properties and to carry on a general banking business.

3.2                               Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and all other agreements, documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller in accordance with its charter, by-laws, and applicable statutes.  Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies.

3.3                               Litigation and Compliance with Laws.  There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal which are pending, or to the knowledge of Seller, threatened in writing against the Purchased Assets or the Deposit Liabilities.  There is no decree, judgment or order of any kind in existence, against, affecting or restraining Seller or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated herein.

3.4                               No Conflicts.  Subject to receipt of the regulatory approvals referred to in Section 6.4 and the consents contemplated by Section 5.6 hereof, neither the execution, delivery or performance of this Agreement by Seller, nor the consummation of the transactions contemplated herein does or will, after the giving of notice, the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under Seller’s charter or by-laws, any material federal, state or local law, statute, ordinance, rule, regulation, or court or administrative order, decree, judgment or process, or any material agreement, instrument or commitment to which Seller is a party or by which Seller or its properties or assets are subject or bound.  No consent of any third party (other than the regulatory approvals referred to in Section 6.4, and any consents contemplated by Section 5.6 hereof) is necessary to enable Seller to sell, assign and transfer the Purchased Assets and the Deposit Liabilities to Buyer as contemplated by this Agreement or to enable Seller otherwise to perform its obligations hereunder.

3.5                               Insurance.  The Deposit Liabilities are, to the extent insurable, insured by the FDIC.

3.6                               Title to Assets.

3.6.1                     Real Property.  Subject only to Permitted Exceptions (as hereafter defined), Seller has good and marketable title to the Real Property to be transferred to Buyer pursuant hereto free and clear of all Liens (other than those set forth in the Title Commitments (as hereafter defined) and other than liens of current taxes not due and payable).  None of the buildings, structures or improvements that comprise the Real Property are the subject of a formal written complaint or notice of violation of applicable zoning, building, health or safety codes, and there are no zoning ordinances, material building code, use or occupancy restrictions or condemnation actions or proceedings pending or, to the best of Seller’s knowledge, threatened with respect to such buildings, structures or improvements.

3.6.2                     Other Assets.  Seller has good and marketable title to the Purchased Assets (other than the Real Property), free and clear of all Liens.

3.7                               Condemnation.  Seller has not received any notice of condemnation issued by any governmental authority with respect to the Real Property.  Seller has no knowledge of any threatened condemnation or of any event that could result in a condemnation that would affect the Real Property.

3.8                               Loans.  (a) Seller is the sole owner of each of the Loans, with no participation therein having been sold; (b) none of the Loans is pledged to a third party; (c) the principal balance and amount of accrued but unpaid interest and fees of each of the Loans as shown on Seller’s books and records as of the Close of Business on the day immediately preceding the Closing Date will be true and correct in all material respects;  (d) each of the Loans was made in the ordinary course of business and is accruing interest in accordance with the respective terms thereof; (e) each of the Loans is the legal, valid and binding obligation of the obligor, maker, co-maker, endorser or debtor (the “Obligors”) thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting creditor’s rights generally and to public policy and general principles of equity; (f) each of the Loans is evidenced by notes, agreements, mortgages or other instruments which are legal, valid, binding and enforceable in accordance their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting creditor’s rights generally and to public policy and general principles of equity; (g) no valid and legal defense, offset, counterclaim or set-off has been asserted with respect to any of the Loans; (h) Seller may transfer or assign each of the Loans to Buyer without the approval or consent of any Obligor; and (i) to the extent that a Loan is secured by a security interest or mortgage naming Seller as a secured party or mortgagee, such security interest or mortgage is legal, valid, binding and enforceable in accordance its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and conservatorship laws and all other laws relating to or affecting creditor’s rights generally and to public policy and general principles of equity.

3.9                               Assigned Contracts.  The Assigned Contracts constitute the legal, valid and binding obligations of Seller, and to the best of the Seller’s knowledge, the other parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by bankruptcy laws and other laws of a similar nature relating to creditors rights).  Seller is not in default under any of the Assigned Contracts, and, to the best of the Seller’s knowledge, no other party to any of the Assigned Contracts is in default thereunder.

3.10                        Employee Matters.  Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Target Branches and Seller is not aware of any pending organizational efforts at the Target Branches. There are no pending disputes involving the Seller and any current or former employee of the Target Branches nor, to the best of Seller’s knowledge, are any such disputes threatened in writing. To the extent required by law, as of the Closing Date, Seller shall have provided all required notifications under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to all employees of Seller at the Target Branches who are covered under Seller’s group health plans and to all other persons who became “qualified beneficiaries” under COBRA with respect to any group health plans maintained by Seller for its employees, and Seller shall have provided any required COBRA coverage to all such former employees and other qualified beneficiaries of Seller who elect COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.  The information regarding employee compensation and benefits made available by Seller to Buyer is correct in all material respects as of the date so provided and, upon appropriate updating and revision, will be true and correct as of the Closing Date.

3.11                        Deposit Liabilities.  All of the Deposit Liabilities were originated and administered and are in material compliance with the documents under which they were established and all applicable state and federal laws and regulations.  Seller has properly accrued interest on the Deposit Liabilities, and the records respecting the Deposit Liabilities accurately reflect, in all material respects, such accruals of interest.

3.12                        Environmental.  To the knowledge of Seller, except as is or may be discovered or directly inferred from the Phase I Report to be produced hereafter, there are no actions, proceedings or investigations pending before any environmental regulatory body, federal or state court with respect to or affecting Seller in respect of the Target Branches under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under any federal, state, local or municipal environmental statute, ordinance or regulation in respect thereof and in connection with any release of any toxic or “hazardous substance,” pollutant or contaminant into the “environment,” nor are there any actions, proceedings or investigations in which Seller is a plaintiff or complainant.  To the knowledge of Seller, Seller is not responsible in any material respect for any past or continuing violation of applicable federal, state or local environmental law or regulation.  All terms contained in quotation marks in this paragraph shall have the meaning ascribed to such terms as defined in all federal, state and local statutes, regulations or ordinances.  The presence at the Real Property or in connection with the ordinary operation of the Target Branches of “hazardous substances” or any other compounds of concern that are contained in ordinary office equipment, office supplies, cleaning supplies, pens, inks, automotive equipment, heating and cooling equipment, water softening and supply equipment, maintenance equipment and maintenance supplies, building components, furniture, furnishings or articles shall not be deemed a violation of the foregoing paragraph.

3.13                        Approval Delays.  To the knowledge of Seller, there is no reason why the granting of any of the regulatory approvals referred to in Section 6.4 would be denied or unduly delayed.

3.14                        No Broker.  No broker, finder or any other party or agent performing similar functions has been retained by Seller or its affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Seller or its affiliates in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Seller or its affiliates on account of such transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to cause Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that:

4.1                               Corporate Organization.  Buyer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority, corporate and otherwise, to own and operate its properties and to carry on a general banking business.

4.2                               Corporate Authorization.  The execution and delivery and performance by Buyer of this Agreement and all other agreements, documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer in accordance with its articles of association, by-laws, and applicable statutes.  Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies.

4.3                               Litigation and Compliance with Laws.  There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal which are pending, or to the knowledge of Buyer, threatened or contemplated, against, or otherwise affecting Buyer or any affiliate of Buyer, which if determined adversely to Buyer would materially affect Buyer’s ability to fulfill its obligations under this Agreement.  There is no decree, judgment or order of any kind in existence, against, affecting or restraining Buyer or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated herein.

4.4                               No Conflicts.  Subject to receipt of the regulatory approvals referred to in Section 6.4 and the consents contemplated by Section 5.6 hereof, neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated herein does or will, after the giving of notice, the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under Buyer’s articles of association or by-laws, any material mortgage, indenture, lease, agreement or other instrument or any material federal, state or local law, statute, ordinance, rule regulation, or court or administrative order, decree, judgment or process, or any material agreement, instrument or commitment to which Buyer is a party or by which Buyer or its properties or assets are subject or bound.  No consent of any third party (other than the regulatory approvals referred to in Section 6.4, and any consents contemplated by Section 5.6 hereof) is necessary to enable Buyer to purchase and assume the Purchased Assets and the Deposit Liabilities as contemplated by this Agreement or to enable Buyer otherwise to perform its obligations hereunder.

4.5                               Regulatory Condition.  As of the date hereof, there is no pending or, to the best of Buyer’s knowledge, threatened legal or governmental proceedings against Buyer or any affiliate of Buyer that would affect Buyer’s ability to obtain the regulatory approvals required in order to consummate the transactions contemplated hereby.  To the knowledge of Buyer, there is no reason why the granting of any of the regulatory approvals referred to in Section 6.4 would be denied or unduly delayed.

4.6                               Financial Resources.  Buyer has, and at the Closing Date will have, sufficient financial resources to consummate the Branch Sale.

4.7                               Brokers.  No broker, finder or any other party or agent performing similar functions has been retained by Buyer or its affiliates or is entitled to be paid based on any arrangements, agreements or understanding made by Buyer or its affiliates in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Buyer or its affiliates on account of such transactions.

ARTICLE V
COVENANTS OF SELLER

As an inducement to cause Buyer to enter into this Agreement, Seller covenants and agrees as follows:

5.1                               Preservation of Business Organization.  From and after the execution and delivery of this Agreement, Seller shall:  (a) operate the Target Branches in the ordinary course of business, consistent with safe and sound banking practices, and will not incur any liabilities in connection with the Target Branches outside the ordinary course of business; (b) comply in all material respects with all applicable laws and regulations relating to the operation of the Target Branches; (c) retain all necessary material business permits, licenses, registrations and authorizations relating to each of the Target Branches; and (d) maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Purchased Assets.  In addition, in connection with the operation of the Target Branches and unless Buyer shall otherwise consent, Seller shall not (i) cause either of the Target Branches to transfer any Deposit Liability to Seller’s other branch offices or operations or to an office of any of Seller’s Affiliates (as hereafter defined), except pursuant to the unsolicited request of a depositor in the ordinary course of business, or with the consent of Buyer; (ii) (A) increase the compensation or benefits payable or to become payable to any employee of either of the Target Branches or advance the title of any such employee other than regularly scheduled increases or advancements or otherwise in accordance with Seller’s customary policies and/or changes implemented throughout Seller’s organization, or (B) pay or agree to pay any uncommitted bonus to any employee of either of the Target Branches other than regular bonuses based on and consistent with historical practice; (iii) hire any new employees at, or transfer any employees from other branch offices of Seller to (other than replacement employees and employees hired to fill existing openings), either of the Target Branches or move any current employee of either of the Target Branches to another branch office of Seller or any office of any Affiliate of Seller, (iv) offer to pay or accept and pay on any deposit account any rate or term that would deviate materially from Seller’s historical pricing practices, and which is higher or better than that generally offered by Seller on similar deposit products at other offices of Seller or in the market of the Target Branches.  Seller shall use commercially reasonable efforts to preserve the business relationships of the Target Branches intact, to retain the services of the present employees at the Target Branches and to preserve relationships with customers and others having business dealings with the Target Branches.  Nothing in this Section 5.1 shall prohibit Seller from soliciting deposits under Seller’s “305 Promotion” at the Target Branches; provided, however, that Buyer shall have the option, upon written notice delivered to Seller at least ten (10) days prior to the Closing Date, of declining to assume any deposits obtained by Seller through such promotion and upon delivery of such written notice by Buyer to Seller, any such certificates of deposit shall constitute Excluded Deposit Liabilities.

5.2                               Information and Access.  Between the date hereof and the Closing, Seller shall afford Buyer and its representatives (including accountants and legal counsel) reasonable access to the Target Branches, properties, equipment, records, files, contracts, agreements, books of account and other documents which pertain to the Target Branches, or the transactions contemplated herein, during the normal business hours of the Target Branches, provided Buyer notifies Seller at least twenty-four (24) hours prior to the time access is requested by Buyer.  Seller shall make and furnish to Buyer copies of such items as requested by Buyer, and Seller shall cause its personnel to provide reasonable assistance in Buyer’s investigation of matters relating to the Target Branches and furnish Buyer with all information with respect to financial and operating data and all other information concerning the business, operations and properties of the Target Branches or the transactions contemplated herein as Buyer may reasonably request.  In the event that during Buyer’s review of the business, operations and properties of the Target Branches, Buyer discovers any matter which Buyer reasonably determines, in good faith, materially and adversely diminishes the economic benefits to Buyer of the Branch Sale, Buyer may terminate this Agreement by notifying Seller in writing that Buyer does not desire to proceed with the transactions contemplated by this Agreement within ten (10) days of the date of this Agreement, provided, however, that Buyer shall be able to exercise this termination right only if, within twenty (20) days following Seller’s receipt of such notice, the parties are unable to enter into an acceptable amendment to this Agreement revising the terms and conditions of the Branch Sale to address the diminution of the economic benefits to the reasonable satisfaction of Buyer.

5.3                               Conduct Inconsistent with this Agreement.  Through the Closing Date or earlier termination of this Agreement, Seller and its directors, officers, shareholders, agents and representatives shall refrain from negotiating with any other person for the sale of any of the Deposit Liabilities or the Purchased Assets.

5.4                               Representations, Warranties, Covenants and Conditions.  Seller shall take all reasonable actions to assure that the representations and warranties set forth in Article III hereof will be true, correct and complete as of the Closing, that all covenants of Seller set forth in this

Agreement which are required to be performed at or prior to the Closing shall have been performed at or prior to the Closing as provided in this Agreement and that all conditions of Buyer’s obligation to close the transactions contemplated by this Agreement shall have been satisfied at or prior to the Closing.

5.5                               Cooperation.  Seller agrees to use all reasonable efforts to assist Buyer in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby.  Seller shall fully and promptly cooperate with Buyer in connection with such applications, filings and registrations and shall, among other things, provide Buyer upon request with such information concerning Seller and its operations as may be requested by any state or federal regulatory authority in connection with any such applications, filings or registrations and, to the extent required by applicable laws, rules or regulations, join in any such application, filing or registration.

5.6                               Consents.  Seller shall use its commercially reasonable efforts to obtain on or before the Closing Date any required material consents to assign the Assigned Contracts to Buyer at the same terms, including charges or fees, as are currently stated in or associated with the Assigned Contracts.  Seller shall use its best efforts to obtain such consents or provide such notices to depositors as are required under the agreements establishing the Deposit Liabilities in order to permit transfer of the Deposit Liabilities to Buyer at Closing.

5.7                               Pre-Closing Transitional Actions by Seller.

5.7.1                     Transfer of Data.  From the date hereof through the Closing Date, Seller shall cooperate and work with Buyer to complete the tasks required to facilitate the conversion of the Deposit Liabilities and the Loans.  As soon as practicable following the date of this Agreement, Seller shall provide Buyer with applicable product functions and specifications relating to the data processing support required for the Deposit Liabilities and Loans maintained at the Target Branches (such Deposit Liabilities and Loans, collectively, the “Accounts”).  As soon as practicable following the date of this Agreement, Seller shall provide to Buyer file formats relating to the Accounts in such form as may be mutually agreed to by Seller and Buyer.  Buyer shall review and analyze such materials, including the file formats and test tapes, and shall advise Seller in writing of any defects or concerns relating thereto not later than ten (10) Business Days following receipt thereof.

5.7.2                     Training.  Prior to the Closing Date, Seller shall cooperate with Buyer in making Transferred Employees (as hereafter defined) available at reasonable times for whatever program of training Buyer deems advisable; provided, however, that Buyer shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Transferred Employees.  Buyer shall make requests of Seller for training opportunities prior to the Closing Date.

5.7.3                     Installation of Equipment.  Seller shall cooperate with Buyer to make provision for the installation of teller and platform equipment in the Target Branches subject to approval by Seller; provided, however, that Buyer shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of Seller or the Target Branches. In addition,

Seller agrees to cooperate with the Buyer to make provision for the installation and testing of all necessary telecommunications equipment and circuits; provided, however, that Buyer shall arrange for the installation and placement of such telecommunications equipment and circuits at such times and in a manner that does not significantly interfere with the normal business activities and operation of Seller or the Target Branches.

5.8                               ATMs and Debit Cards.

5.8.1                     Data.  Seller shall provide to Buyer, within thirty (30) days of the date of this Agreement, a test tape, along with a file format or file layout and a production tape prior to the Closing Date, containing customer name, card number, withdrawal limits, the Deposit Liabilities activated by, accessible to or committed to such cards, issue dates and/or open dates, last transaction dates, and expiration dates as to all ATM and debit cards issued to customers of the Target Branches.  Seller shall cause its ATM processor to deactivate the operation of the Seller’s ATM and debit cards completely or to deactivate or disconnect the Deposit Liabilities from such ATM and debit cards no later than 2:00 p.m. on the Closing Date.  All transactions and activity related to the Seller ATM and debit cards following the Closing that are received or forwarded to Seller will be accepted and forwarded by Seller to Buyer along with all corresponding funds.  Seller thereafter agrees to immediately notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to Buyer.

5.8.2                     Deactivation.  Seller agrees to deactivate the ATMs located at the Target Branches at 2:00 p.m. on the Closing Date.  Thereafter, Buyer shall reconfigure the ATMs to its standards for activation after the business day cutoff on the Closing Date.

5.8.3                     Cooperation.  Buyer and Seller agree to cooperate with each other to assure that all transactions originated through the ATMs or originated with the ATM cards prior to or on the Closing Date shall be for the account of Seller and all transactions originated after the Closing Date shall be for the account of Buyer.

5.9                               Real Property Matters.

5.9.1                     Title Commitments.  Within thirty (30) days after the date of this Agreement, Seller, at its sole expense, shall provide owner’s preliminary title commitments for the Real Property dated subsequent to the date hereof (the “Title Commitments”).  Said reports shall be issued by a title insurer approved by Buyer in a form reasonably acceptable to Buyer, and shall contain the commitment of such title company to issue land owner’s title insurance policies insuring Buyer’s title to the Real Property as good and marketable in the amounts equal to the Book Value of the Real Properties, subject only to the following (collectively, the “Permitted Exceptions”):  (a) liens for property taxes that are not delinquent nor subject to penalty; (b) conditions and restrictions of record, provided that the same do not unreasonably interfere with Buyer’s proposed use of the Real Property and do not contain a reverter or right of reentry; and (c) public and utility easements and roads and highways of record, if any, provided that the same are not violated by the improvements on the Real Property or the use thereof.  If the Title Commitments delivered pursuant to this Section 5.9 disclose title exceptions other than Permitted Exceptions (“Unpermitted Exceptions”), Buyer shall notify Seller of objections to any Unpermitted Exceptions shown on the Title Commitments in writing within ten (10)

Business Days of receipt of all of the Title Commitments, so-called “Schedule B” documents referenced in the Title Commitments and the Surveys (the “Objection Notice”), otherwise all such Unpermitted Exceptions reflected therein shall be deemed “Permitted Exceptions.”  Seller shall then have twenty (20) days from the date of receipt of the Objection Notice (and the parties shall postpone the Closing Date, if necessary to enable Seller to undertake such activities) to have such Unpermitted Exceptions cleared, or to have the title insurer commit or insure against loss or damage that may be occasioned by such Unpermitted Exceptions by an endorsement in form and substance reasonably satisfactory to Buyer.  Seller also shall execute and deliver to Buyer at the time of Closing such affidavits and other instruments, if any, as the title insurance company issuing the Title Commitments may reasonably require to delete the standard exceptions appearing as “Schedule B” items in a standard ALTA owners title insurance policy.

5.9.2                     Surveys. Within thirty (30) days after the date of this Agreement, Seller, at its sole expense, shall provide Buyer surveys of the Real Property certified by a registered land surveyor as of a date subsequent to the date hereof, as having been made in compliance with ALTA minimum detail requirements showing with respect to the Real Property (a) the legal description thereof; (b) all buildings, structures and improvements, and all set back lines, restrictions of record and other restrictions which may have been established by any applicable zoning or building code or ordinances, and all easements and rights of way; (c) no encroachments upon such property or adjoining property by buildings, structures, improvements or easements; (d) access to such property from a public street; and (e) no easements which materially or adversely affect the use of the Real Property or improvements thereon.

5.9.3                     Seller shall provide Buyer with completed Phase I environmental reports (“Phase I Reports”) in respect of the Real Property.  Prior to the Closing, Seller shall either have taken all actions in respect of the Real Property reasonably necessary to address any material environmental condition identified in the Phase I Reports or shall notify Buyer, in writing, that it elects not to take remedial action and elects to terminate this Agreement.  If Seller elects to remediate any material environmental condition identified in the Phase I Reports, upon completion of such remediation by Seller, Seller shall permit Buyer to fully investigate the Real Property at a time designated by Seller to minimize disruption to the ordinary course of its business. If Buyer determines, in its reasonable discretion, that it is necessary to commission a Phase II environmental report (“Phase II Report”) because any material environmental condition, in Buyer’s reasonable discretion, warrants further review or investigation, Buyer shall give written notice to the Seller that Buyer seeks to obtain a completed Phase II Report; provided, however, that the scope and management of any Phase II Report be agreed in advance by Seller and Buyer, that Buyer shall indemnify Seller for any property damage caused by such Phase II investigation, that Buyer shall pay all costs and expenses associated with the Phase II Report; and that Buyer and its employees, officers, directors, stockholders, agents and representatives shall hold the contents of all Phase I Reports or Phase II Reports in confidence and disclose the contents thereof only with the prior written consent of the Seller or as may be required under applicable law. If Buyer elects to obtain a Phase II Report, Seller may either terminate this Agreement or direct that the results of the Phase II examination be conducted in strict confidence and not delivered to Seller.  If Buyer determines, based upon its investigation of the Real Property or the Phase II Report, that any material environmental condition has not been remediated to Buyer’s reasonable satisfaction, Buyer may terminate this Agreement upon written notice to Seller. If Buyer determines that all material environmental conditions have been remediated to Buyer’s reasonable satisfaction, the condition set forth in this Section 5.9.3 shall be deemed satisfied.

5.10                        Risk of Loss.  Risk of loss or damage to the Target Branches by fire or otherwise is assumed by Seller until the Effective Time.  Until the Effective Time, Seller agrees to maintain in full force and effect all of its insurance policies relating to the Target Branches, which such policies are in amounts sufficient to restore or replace any of the Purchased Assets damaged or destroyed prior to the Closing Date.

5.11                        Updated Disclosure.  Seller shall amend or supplement the Schedules attached hereto as to a reasonable period prior to the Closing, so that the information contained therein and required herein accurately reflects the then current status of the Target Branches, the Purchased Assets and the Deposit Liabilities in all material respects.

5.12                        Confidentiality.  Seller will cause all internal, nonpublic financial and business information obtained by it from Buyer or otherwise with respect to Buyer to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict the Seller from making such disclosure thereof as may be required by law or as may be required in the performance of this Agreement.  If the transactions contemplated hereby shall not take place, all nonpublic financial statements, documents and other information of Buyer and all copies of summaries thereof shall be returned to Buyer and shall not thereafter be used by the Seller.

5.13                        Covenant Not to Compete.

5.13.1              Covenant.  Seller hereby covenants and agrees that following the consummation of the Branch Sale and for a period of twenty-four (24) months commencing as of the Closing Date:

(a)                                  Neither Seller nor any Affiliate (as hereafter defined) of Seller shall open, purchase, operate, control or otherwise have an interest in any financial institution that has a place of business within a ten-mile radius of Streator, Illinois (the “Restricted Area”) or open, purchase, operate, control or otherwise have an interest in a branch office, a loan production office, deposit production office or remote service unit for the production of deposits or loans or the sale of insurance, investments or any other financial services product within the Restricted Area; and

(b)                                 Neither Seller nor any Affiliate of Seller shall specifically target and solicit residents of the Restricted Area utilizing any customer or mailing list that consists primarily of residents of the Restricted Area; provided, however, that the restriction in this paragraph (b) shall not restrict statement stuffers or other similar communications directed to customers of Seller or Affiliates of Seller, or newspaper, radio or television advertisements of a general nature that do not specifically target residents of the Restricted Area.

5.13.2              Definition.  For purposes of this Agreement, an “Affiliate” of a Person shall mean any other Person (a) which controls such first Person or an immediate family member of such Person, (b) which is controlled by such first Person or an immediate family member of such Person, (c) which is under common control with such first Person or with an immediate family member of such Person, or (d) which is an immediate family member of such first Person.

ARTICLE VI
COVENANTS OF BUYER

As an inducement to cause Seller to enter this Agreement, Buyer covenants and agrees as follows:

6.1                               Representations, Warranties, Covenants and Conditions.  Buyer shall take all reasonable actions to assure that the representations and warranties set forth in ARTICLE IV hereof will be true and complete as of the Closing, that all covenants of Buyer set forth in this Agreement which are required to be performed at or prior to the Closing shall have been performed at or prior to the Closing as provided in this Agreement and that all conditions of Seller’s obligations to close the transactions contemplated by this Agreement shall have been satisfied at or prior to the Closing.

6.2                               Conduct of Business, Certain Covenants.  From and after the execution and delivery of this Agreement and until the Closing Date, Buyer will: (a) conduct its business and operate only in the ordinary course of business, consistent with past practices; and (b) use its best efforts to remain in good standing with all applicable Regulatory Authorities.

6.3                               Confidentiality.  Buyer will cause all internal, nonpublic financial and business information obtained by it from Seller or otherwise with respect to Seller and the Target Branches to be treated confidentially as provided in that certain Confidentiality Agreement, dated as of December 6, 2002, between Buyer and Seller.  If the transactions contemplated hereby shall not take place, all nonpublic financial statements, documents and other information of Seller and all copies of summaries thereof shall be returned to Seller and shall not thereafter be used by the Buyer.

6.4                               Regulatory Matters.  Buyer shall prepare and file within fifteen (15) days of the date hereof, at no expense to Seller, all notices and applications required under applicable federal and state laws and regulations in order to obtain all state and federal regulatory approvals that are necessary for the consummation and implementation of the transactions contemplated herein. Buyer shall pursue all such applications, filings, registrations and notifications diligently and in good faith and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the Branch Sale to be consummated at the Closing and for Buyer to operate the Target Branches following the Closing.  Buyer shall deliver all such applications to Seller prior to filing for Seller’s review and comment.  Buyer shall deliver to Seller evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof).  Buyer shall also deliver to Seller a copy of each material notice, order, opinion and other item of correspondence received by Buyer from such federal and state authorities (except for any confidential portions thereof) and shall advise Seller, at Seller’s request, of developments and progress with respect to such matters.

6.5                               Solicitation of Customers of the Target Branches.  Except as contemplated by Section 2.6, from and after the execution and delivery of this Agreement and until the Closing Date, Buyer will not solicit or initiate communications with any person who is a customer with respect to the Deposit Liabilities or the Loans for the purpose of inducing such person to deposit money with, or to purchase products or services comparable to deposits from, Buyer or any of its affiliates; provided, however, that this Section 6.5 shall not preclude Buyer from communicating with any person who is a customer of both Buyer and Seller with respect to any loan, deposit or other banking product or service obtained by such person from Buyer prior to the date hereof.  Buyer shall not offer to pay or accept and pay on any deposit account at any of Buyer’s locations within the market of the Target Branches, or advertise in the market of the Target Branches the payment of, any rate or term that would deviate materially from Buyer’s historical pricing practices and which is higher or better than that generally offered by Buyer on similar deposit products at other offices of Buyer or in such market.

ARTICLE VII
ACTIONS RESPECTING EMPLOYEES AND PENSIONS
AND EMPLOYEE BENEFIT PLANS

7.1                               Employment of Employees.

7.1.1                     Employment.  Buyer shall extend offers of employment, as of the Closing Date, to all employees (other than Leave Employees as defined in Section 7.2.5) of the Target Branches as may be employed by Seller at the Target Branches as of the Closing Date and will offer employment to each Leave Employee upon the conclusion of his or her period of leave.  The employees of the Target Branches as of the date of this Agreement are listed on Schedule 7.1 hereto, which schedule shall reflect, among other things, the number of each such employee’s years of service with Seller and will be updated as of the Closing Date as necessary to show the employees of the Target Branches as of the Closing Date.  Buyer and Seller shall cooperate to allow Buyer to meet with and interview all such employees after the date hereof to determine the most mutually beneficial position for such employees with Buyer.  Employees accepting employment with Buyer are referred to herein as the “Transferred Employees.”  Buyer shall continue to pay each Transferred Employee a base salary equal to his or her base salary as of the Close of Business on the day prior to the Closing Date for a period of twelve (12) months after the Closing Date.  In the event that Buyer shall terminate the employment of a Transferred Employee or a Transferred Employee shall terminate his or her employment (the “Terminated Employee”) between the Closing Date and the date which is twelve (12) months from the Closing Date, other than for cause (as determined in accordance with Seller’s severance plan), and such termination would otherwise entitle the Transferred Employee to a severance payment under Seller’s written severance plan as is in effect on the Closing Date, Buyer shall pay to the Terminated Employee a sum equal to the amount under the written severance plan of Seller otherwise applicable to the Terminated Employee, and subject to all terms and conditions of such written severance plan, as such plan is in effect on the Closing Date.  Such payment shall be due and owing the Terminated Employee on the date of such termination.  Nothing contained in this Agreement shall restrict or prohibit Buyer and any Transferred Employee from entering into an agreement satisfactory to both Buyer and the Transferred Employee providing for any terms of employment.  Nothing contained in this Agreement shall be construed as creating an employment agreement between Buyer and an employee of the Target Branch.

7.1.2                     Information.  Seller will cooperate with Buyer, to the extent reasonably requested and legally permissible, to provide Buyer with information about the employees of the Target Branches, including providing Buyer with copies of the personnel files of those employees of the Target Branches who provide Seller with their written consent thereto and a means to meet with the subject employees.

7.2                               Terms and Conditions of Employment.  Except as otherwise provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by Buyer’s policies, procedures and programs:

7.2.1                     Base Salary.  Base salary shall be at least equivalent to the rate of base salary paid by Seller to such Transferred Employee as of the Close of Business on the day prior to the Closing Date, subject to the twelve (12) month limit of Section 7.1.1, after which time base salary may be adjusted in accordance with Buyer’s compensation programs and policies.

7.2.2                     Benefits.  Except as otherwise specifically provided herein, Transferred Employees shall be eligible to participate in the employee benefits offered by Buyer to its employees that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer, all in accordance with the participation terms and conditions of such employee benefit plans and programs.  In determining the years of service of any Transferred Employee for vesting or participation purposes under Buyer’s employee benefits plans, each such Transferred Employee shall receive credit for years of service earned with Seller.  For purposes of vacation pay, if a Transferred Employee elects to transfer his or her vacation accrual with Seller to Buyer and relinquishes and waives all right to payment of vacation pay from Seller, then Buyer will accept such transfer and credit the Transferred Employee with the number of vacation days so transferred for purposes of Buyer’s vacation policies.

7.2.3                     Medical Plans.  Each Transferred Employee shall be eligible to participate in the medical, dental or other welfare plans of Buyer, as such plans may exist, on and after the Closing Date.  No Transferred Employee shall be subject to any waiting period and each Transferred Employee shall be immediately eligible to participate in all such plans of Buyer, provided that Buyer has the ability under each such plan to waive any otherwise applicable waiting period.

7.2.4                     Seller’s Obligations.  Except as provided herein, Seller shall pay, discharge and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees through the Closing Date and (ii) any employee benefits (except vacation days accrued but unused by the Transferred Employee through the Closing Date, which Buyer hereby agrees to grant to such Transferred Employees following the Closing Date subject to the provisions of Section 7.2.2 hereof) arising under Seller’s employee benefit plans and employee programs prior to the Closing Date (but not including medical benefits, if any, to Transferred Employees who retire after the Closing Date), including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and benefits inuring to any employees who are on family and medical leave, military leave or personal or maternity leave (“Leave Employees”) prior to any such Leave Employees going to work for Buyer.  Seller hereby represents and warrants that as of the date hereof there are no Leave Employees except as shown on Schedule 7.1 hereto.  From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Transferred Employees by Buyer from and after the Closing Date, including all claims for welfare benefits incurred on or after the Closing Date.  Claims are incurred as of the date services are provided notwithstanding when the injury or illness may have occurred.  Following the Closing Date, Seller will allow each Transferred Employee who is a participant in its 401(k) plan to elect to receive a distribution of benefits from his or her account. To the extent permitted under Buyer’s applicable 401(k) plan, Buyer shall permit the Transferred Employees who so request to transfer their accounts to Buyer’s 401(k) plan.

7.3                               Actions to be Taken by Seller.  Seller covenants to Buyer that it will do or cause the following to occur:

7.3.1                     Solicitation of Transferred Employees.  Except with the written consent of Buyer, for a period of one (1) year following the Closing Date, Seller will not, and will cause its Affiliates not to, directly solicit for employment or employ Transferred Employees as employees of Seller or any of its Affiliates; provided, however, that Seller shall not be prohibited or restricted from hiring a Transferred Employee if the employment of such Transferred Employee is terminated by Buyer or if the Transferred Employee contacts Seller.

7.3.2                     Employee Benefit Programs.  Seller’s obligations to employees of the Target Branch, including Transferred Employees, will be as set forth in established policies of Seller, and Seller shall continue its employee benefit programs, as amended, in full force and effect as benefit programs for Transferred Employees through the Closing Date. After the Closing, Seller shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date.  Buyer shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of Seller, except with respect to credited service for vesting and participation purposes and vacation pay as set forth in Section 7.2.2 above.

7.3.3                     Survival.  The obligations of Seller and Buyer in this Section 7.3 shall survive the Closing.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall be subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

8.1                               Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the date hereof, and, except as otherwise contemplated by this Agreement, as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Buyer shall have performed in all material respects all agreements, covenants and conditions required by this Agreement to be performed by it on or prior to the Closing Date.

8.2                               Regulatory Approvals.  All orders, consents and approvals contemplated by Section 6.4 hereof shall have been entered or obtained in form and substance reasonably satisfactory to Seller, all conditions to such orders, consents and approvals shall have been satisfied or waived and all statutory waiting periods shall have expired.

8.3                               No Adverse Proceedings.  At the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Person in which it is sought to restrain, prohibit, or collect damages or seek an accounting by virtue of any of the transactions contemplated by this Agreement or which might otherwise materially and adversely affect the transaction contemplated hereby.

8.4                               Other Documents.  Seller shall have received from Buyer all documents required to be delivered at or prior to Closing, including without limitation, the documents set forth in Section 10.4 hereof.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction or waiver of the following conditions, on or before the Closing Date:

9.1                               Representations, Warranties and Covenants.  All representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the date hereof, and, except as otherwise contemplated by this Agreement, as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Seller shall have performed all agreements, covenants and conditions required by this Agreement to be performed by it as of the Closing Date.

9.2                               Regulatory Approvals.  All orders, consents and approvals contemplated by Section 6.4 hereof shall have been entered or obtained, in form and substance reasonably satisfactory to Buyer, all conditions to such orders, consents and approvals shall have been satisfied or waived and all statutory waiting periods shall have expired.

9.3                               No Adverse Proceeding.  At the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Person in which it is sought to restrain, prohibit, or collect damages or seek an accounting by virtue of, any of the transactions contemplated by this Agreement or which might otherwise materially and adversely affect the transactions contemplated hereby.

9.4                               Other Documents.  Buyer shall have received from Seller all documents required to be delivered at or prior to Closing including, without limitation, the documents set forth in Section 10.3 hereof.

ARTICLE X
CLOSING

10.1                        Closing Place, Time and Date.  The Closing referred to in this Agreement shall take place at the offices of Seller, or such other location to which Buyer and Seller shall agree, at a time and date agreed to by Buyer and Seller, provided that such date is within thirty (30) days after the satisfaction or waiver of all the conditions set forth in ARTICLE VIII and ARTICLE IX hereof and the expiration of all statutory waiting periods, if any.

10.2                        Closing Actions.  At the Closing:

(a)                                  Seller and Buyer shall each deliver to the other the documents described in Sections 10.3 and 10.4 hereof; and

(b)                                 Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, the amount due, in accordance with Section 2.4 hereof.

10.3                        Closing Documents from Seller.  At the Closing, Seller shall deliver to Buyer the following:

(a)                                  general warranty deeds for the Real Property, in form acceptable to Buyer and Seller, signed by a duly authorized officer of Seller;

(b)                                 a Bill of Sale for the Purchased Assets (other than the Real Property), in the form of Exhibit E hereto, signed by a duly authorized officer of Seller;

(c)                                  the Accounts Assignment, signed by a duly authorized officer of Seller;

(d)                                 the Loan Assignment, signed by a duly authorized officer of Seller;

(e)                                  the Contract Assignment, signed by a duly authorized officer of Seller;

(f)                                    an Assignment, Transfer and Appointment of Successor Trustee or Custodian for Individual Retirement Accounts, in the form of Exhibit F to this Agreement (the “IRA Assignment”);

(g)                                 a Closing Certificate dated the Closing Date and signed by a duly authorized officer of Seller in the form of Exhibit G to this Agreement;

(h)                                 if required by the Title Company, an ALTA Statement, and/or comparable owner’s affidavit, signed by a duly authorized officer of Seller and in form and substance acceptable to the title company;

(i)                                     the Title Policies (or “marked-up” Title Commitments) issued by the title company, dated as of the date of the recordation of the warranty deeds in the amounts, and with the endorsements and otherwise in accordance with the requirements of Section 5.9.1 hereof;

(j)                                     a FIRPTA affidavit, signed by a duly authorized officer of Seller;

(k)                                  an affidavit confirming that the sale of the Real Property to Buyer hereunder is not subject to, and does not subject Buyer to, liability for income tax, retail sales tax or bulk sales obligations under the applicable law of the state in which the Real Property is located, signed by a duly authorized officer of Seller; and

(l)                                     such other documents as Buyer and Seller reasonably determine are necessary to consummate the Branch Sale in accordance with the terms and conditions of this Agreement.

10.4                        Closing Documents from Buyer.  At the Closing, Buyer shall deliver to Seller the following documents:

(a)                                  Copies of all required regulatory approvals;

(b)                                 a receipt for the Purchased Assets other than the Real Property, in the form set forth in Exhibit E hereto, signed by a duly authorized officer of Buyer;

(c)                                  the Accounts Assignment, signed by a duly authorized officer of Buyer;

(d)                                 the Loan Assignment, signed by a duly authorized officer of Buyer;

(e)                                  the Contract Assignment, signed by a duly authorized officer of Buyer;

(f)                                    the IRA Assignment, signed by a duly authorized officer of Buyer;

(g)                                 a Closing Certificate dated the Closing Date and signed by a duly authorized officer of Buyer in the form of Exhibit H to this Agreement; and

(h)                                 such other documents as Buyer and Seller reasonably determine are necessary to consummate the Branch Sale in accordance with the terms and conditions of this Agreement.

ARTICLE XI
TERMINATION

11.1                        Termination by Mutual Agreement.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual written consent of Seller and Buyer, or by Buyer or Seller as provided in Section 5.9.3 hereof or by Buyer within ten (10) days of the date of this Agreement as provided in Section 5.2 hereof.

11.2                        Termination by Seller.  This Agreement may be terminated and the transactions contemplated hereby abandoned by Seller:

(a)                                  Breach.  In the event of a material breach by Buyer of this Agreement and Buyer does not cure such material breach within thirty (30) days after written notice of such material breach is given to Buyer by Seller; or

(b)                                 Satisfaction of Conditions.  In the event any of the conditions precedent specified in ARTICLE VIII of this Agreement has not been satisfied as of the date required by this Agreement and, if not so satisfied, has not been waived by Seller; or

(c)                                  Regulatory Approval.  In the event any regulatory approval for the consummation of the Branch Sale is denied by the applicable Regulatory Authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to Seller, based upon the advice of counsel, that a regulatory approval required for consummation of the Branch Sale will not be obtained by the Termination Date (as hereafter defined); or

(d)                                 Termination Date.  On or after a date which is one hundred thirty (130) calendar days following the date of this Agreement (the “Termination Date”), if the Closing has not then occurred unless the failure to consummate the Branch Sale by such date is due to a breach of this Agreement by Seller;

(e)                                  Excluded Loans. In the event the Excluded Loans identified by Buyer and listed on Schedule 1.12 hereof represent forty percent (40%) or more of the outstanding principal balance of the total loans attributable to the Target Branches and, within twenty (20) days following Seller’s receipt of Buyer’s list of loans to be included on Schedule 1.12, Seller is unable to provide Buyer with sufficient information regarding such loans to address, to Buyer’s reasonable satisfaction, Buyer’s objections to such loans; or

(f)                                    Merger.  In the event that Buyer enters into an agreement or agreements, or intends to enter into an agreement or agreements, providing for the merger, acquisition or sale of all or substantially all of the assets of Buyer or its parent company such as would require prior regulatory approval under the Change in Bank Control Act, as amended, or the Bank Holding Company Act of 1956, as amended, or similar law or regulation.

11.3                        Termination by Buyer.  This Agreement may be terminated and the transactions contemplated hereby abandoned by Buyer:

(a)                                  Breach.  In the event of a material breach by Seller of this Agreement and Seller does not cure such material breach within thirty (30) days after written notice of such material breach is given to Seller by Buyer; or

(b)                                 Satisfaction of Conditions.  In the event any of the conditions precedent specified in ARTICLE IX of this Agreement has not been satisfied as of the date required by this Agreement and, if not so satisfied, has not been waived by Buyer; or

(c)                                  Regulatory Approval.  In the event any regulatory approval required for consummation of the Branch Sale is denied by the applicable Regulatory Authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to Buyer, based upon the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained; or

(d)                                 Termination Date.  On or after the Termination Date, if the Closing has not then occurred unless the failure to consummate the Branch Sale by such date is due to a breach of this Agreement by Buyer.

ARTICLE XII
POST CLOSING

12.1                        Retention of Records.  Buyer shall retain and preserve the books and records of the Target Branches that were in existence prior to the Closing in accordance with customary business practices and for normal record retention periods and shall allow Seller access to such books and records upon reasonable request of Seller and during normal business hours and shall, to the extent permitted by law, furnish copies thereof to Seller at Seller’s expense.

12.2                        Relations with Depositors.  After the Closing, Seller will assist and cooperate with Buyer in assuring an orderly transition.  Seller will cooperate in the transfer to Buyer of the existing telephone numbers for the Target Branches and promptly forward to Buyer any correspondence or other communication that Seller receives after the Closing from customers of the Target Branches as to matters relating to the Deposit Liabilities, the Loans or the Purchased Assets or otherwise relating to the Target Branches.

12.3                        Appointment.  Upon Closing, Buyer shall take all steps necessary to consummate its appointment as successor trustee or custodian, as the case may be, of all Keogh and IRA accounts transferred hereunder without guarantee by Seller as to the number of accounts that consent to or accept the assignment or appointment of Buyer as successor trustee or custodian.

12.4                        Transitional Matters.

12.4.1              Buyer’s Obligations.  During the ninety (90) day period following the Closing Date, Buyer shall pay, in accordance with law and customary banking practices, all properly drawn and presented checks, automated clearinghouse debits and credits, ATM deposits and withdrawals, drafts and withdrawal orders presented to Buyer by mail, over the counter through the check clearing system of the banking industry, by holders of the Deposit Liabilities on checks, drafts or withdrawal order forms provided by Seller and in all other respects, to discharge in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposit Liabilities.

12.4.2              Seller’s Obligations.  If any holder of a Deposit Liability, instead of accepting the obligations of Buyer to pay the Deposit Liabilities, shall demand payment from Seller for all or any part of any of the Deposit Liabilities, Seller shall make such payment.  If any holder of a Deposit Liability draws a check, has or makes an automated clearinghouse generated debit or credit with respect to his or her account, makes an ATM deposit or withdrawal, draft or withdrawal order against his or her account which is presented or charged to Seller within ninety (90) days after the Closing Date, Seller may pay the same and Buyer will reimburse Seller for any such payment or charges provided there are sufficient funds in such Person’s account.  Buyer and Seller shall settle within the next Business Day any such deposits received by Seller and any checks, drafts or orders of withdrawal presented by Seller to Buyer so long as presentment is made by 3:00 p.m. on the date of presentment of such item by the depositor.  In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by holders of the Deposit Liabilities, Buyer agrees, at its sole cost and expense, and without charge to the holders of the Deposit Liabilities, to notify such holders, within five (5) calendar days after the Closing Date, of Buyer’s assumption of the Deposit Liabilities and to furnish each such depositor with checks on the forms of Buyer and with instructions to utilize Buyer’s checks and to destroy unused checks of Seller.

12.4.3              Checks.  For a period of ninety (90) days after the Closing Date, Seller shall, within one Business Day of receipt thereof, deliver to Buyer checks presented to Seller for payment which are drawn on accounts which comprise the Deposit Liabilities.  Buyer will reimburse Seller for expenses reasonably incurred by Seller in performing this obligation.

12.4.4              ACH Arrangements.  Seller and Buyer will use their best efforts to transfer all ACH arrangements to Buyer as soon as possible following the Effective Time.  Buyer agrees to supply a complete ACH warehouse listing of any ACH transactions scheduled or pending in these accounts for the Closing Date and ninety (90) days after the Closing Date.  Buyer shall continue such ACH arrangements and such recurring debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall have no obligation to continue any such arrangements that were originated and administered by Seller and Seller shall terminate such arrangements on or prior to the Closing Date.

12.4.5              Loans.  Buyer shall, as soon as practicable but not more than ten (10) Business Days after the Closing Date, prepare and transmit at Buyer’s expense to each of the obligors on Loans transferred to Buyer pursuant to this Agreement a notice to the effect that the Loan has been transferred and directing that payment be made to Buyer at the address specified by Buyer, with Buyer’s name as payee on any checks or other instruments used to make payments, and, with respect to such Loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Buyer as the person to whom and place at which payments are to be made. Seller shall forward to Buyer, within two (2) Business Days of receipt, any payments received by Seller with respect to the Loans, and Buyer shall forward to Seller, within two (2) Business Days of Receipt, any payments received by Buyer with respect to the Excluded Loans. Buyer and Seller further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan.

12.4.6              Liability.  Each party shall at all times act diligently, in good faith and in a commercially reasonable manner in processing the aforesaid drafts and shall perform any acts reasonably necessary to complete the transfer of the accounts.  Neither party assumes liability for loss resulting from negligence or delay on the part of the other in the approval, rejection or other processing of such items.  Each party shall hold the other harmless from and against all claims and losses resulting from its negligence or delay in the approval, rejection or other processing of such items.  The parties agree that any transactions between the parties will be handled in a diligent and commercially reasonable manner.  Any losses due to negligence of a party shall be borne by such party.

12.4.7              Closing Statement.  Seller shall prepare, and shall deliver to its depositors as of the Close of Business on the Closing Date, closing statements for the period prior to the Effective Time with respect to the accounts comprising the Deposit Liabilities.

12.5                        Backup Withholding.  Any amounts required by any governmental agencies to be withheld from any of the Deposit Liabilities (the “Withholding Obligations”) will be withheld and remitted by Seller prior to the Closing.  Any Withholding Obligations with respect to interest payments posted on or before the Effective Time, which are not required to be remitted to a government agency until after the Effective Time, shall be remitted by Buyer.  At the Closing, Seller will remit to Buyer all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to a governmental agency on or after the Effective Time.  Any Withholding Obligations with respect to interest payments posted after the Effective Time will be remitted by Buyer.  Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit Liabilities opened by Seller prior the Effective Time will be paid by Seller promptly upon receipt of the notice, provided such penalty assessment resulted from Seller’s acts, policies or omissions.

12.6                        Interest Report.  Seller shall prepare and provide to the holders of the Deposit Liabilities such reports as may be required by regulatory and governmental authorities for all periods prior to the Effective Time.  Buyer shall prepare and provide to the holders of the Deposit Liabilities such reports as may be required by regulatory and governmental authorities relating to all periods after the Effective Time.  Any such reports shall be made to the holders of the appropriate Deposit Liabilities and, if necessary, to the applicable federal and state regulatory and governmental authorities.  In addition, Seller shall be responsible for any reporting obligations to the Internal Revenue Service with respect to the Deposit Liabilities relating to all periods prior to the Effective Time.  Buyer shall be responsible for any reporting obligations to the Internal Revenue Service with respect to the Deposit Liabilities relating to all periods after the Effective Time.  Buyer and Seller shall each bear their own costs of reporting pursuant to this Section 12.6.

12.7                        Access to Books and Records.  In the event that, following the Effective Time, Seller must obtain information regarding the Purchased Assets, Loans or Deposit Liabilities and such information is in the possession or control of Buyer, Buyer shall perform the required research on behalf of Seller and make, at Seller’s expense, copies of, and excerpts from, such books and records as are reasonably required by Seller.

12.8                        Operation of the Target Branches.  Except as otherwise expressly provided in this Agreement, after the Closing Date, neither Seller nor its Affiliates shall be obligated to provide any managerial, financial, business or other services to the Target Branches, including any personnel, employee benefit, data processing, accounting, risk management or other services or assistance that may have been provided to the Target Branches prior to the Close of Business on the Closing Date, and Buyer shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Target Branches after the Closing Date.  Upon the Closing, Buyer shall change the legal name of the Target Branches and, except for any documents or materials in possession of the customers of the Target Branches (including, but not limited to, deposit tickets and checks), shall not use and shall cause the Target Branches to cease using any signs, stationery, advertising, documents or printed or written materials that refer to the Target Branches by any name that includes the words “First Midwest” or the name of any Affiliate of Seller.  On and after the Effective Time, Buyer shall not use the name of Seller in any manner in connection with the operation of the Target Branches.  No activity conducted by Buyer on or after the Effective Time shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.  Preceding the Closing, Seller shall cooperate with any reasonable requests of Buyer directed to obtaining specifications for the procurement of new signs of Buyer’s choosing for installation by Buyer immediately following the Close of Business on the Closing Date; provided, however, that Buyer’s receipt of all sign specifications shall be obtained by Buyer in a manner that does not significantly interfere with the normal business activities and operations of the Target Branches and shall be at the sole and exclusive expense of Buyer.  Seller shall remove its signs immediately following the Close of Business on the Closing Date and shall be responsible for all expenses incurred in patching or repairing the surfaces surrounding the signs.  Seller shall pay any expenses incurred by Buyer in removing any signs of Seller not removed by Seller. Seller shall reasonably cooperate with Buyer in connection with the replacement of signage, lettering and/or fascia removed by Seller, including coordinating the removal of all signage, lettering and/or fascia of Seller with Buyer’s installation of replacement signage, lettering and/or fascia.  The obligations of the parties hereunder shall survive the Closing.

ARTICLE XIII
MISCELLANEOUS

13.1                        Expenses.  Except as expressly set forth herein, Buyer and Seller will bear all their own respective expenses, including, but not limited to, legal and accounting fees, in connection with the transactions contemplated in this Agreement.

13.2                        Assignment and Binding Effect.  This Agreement may not be assigned without the prior written consent of all of the parties hereto.  All covenants, agreements, representations and warranties of the parties contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

13.3                        Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants made by Seller in ARTICLE III and ARTICLE V hereof and by Buyer in ARTICLE IV and ARTICLE VI hereof shall survive for a period of six (6) months following the Effective Time and shall thereafter be of no further force and effect.

13.4                        Notices.  All notices, requests, demands and other communications to be given to any party hereunder shall be in writing and shall be deemed to have been duly given when either: (i) personally delivered; (ii) five (5) days after deposited in the United States mail, certified or registered, return receipt requested, postage prepaid; (iii) sent by way of a nationally recognized overnight courier service, including without limitation Federal Express; or (iv) upon actual receipt by the specific persons identified below upon transmittal by facsimile addressed to the parties at the below addresses (or at such other addresses as shall be given in like manner by any party to the others):

To Buyer:	First National Bank of Ottawa
701 LaSalle Street
P.O. Box 657
Ottawa, Illinois 61350
Attention: Joachim Brown
	Telephone:	(815) 434-0044
	Telecopy:	(815) 434-1695

With a copy to:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
	Attention:	John E. Freechack
	Telephone:	(312) 984-3223
	Telecopy	(312) 984-3150

To Seller:	First Midwest Bank
300 Park Boulevard, Suite 400
Itasca, Illinois 60143
	Attention:	Steven Shapiro
	Telephone:	(630) 875-7345
	Telecopy:	(630) 875-7474

With a copy to:	Hinshaw & Culbertson
222 North LaSalle Street, Suite 300
Chicago, Illinois 60601-1081
	Attention:	Timothy M. Sullivan
	Telephone:	(312) 704-3852
	Telecopy:	(312) 704-3001

13.5                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  If Buyer and Seller so elect, this Agreement shall be deemed to be executed at such time as Seller and Buyer exchange duly executed signature pages via facsimile transmission, provided that each party shall thereafter mail to the other party an original of this Agreement bearing such party’s signature.

13.6                        Descriptive Headings.  Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing or interpreting any provisions hereof.

13.7                        Waivers.  Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other party or parties in writing; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition contained herein or a continuing waiver or such obligation, agreement or condition.

13.8                        Amendments, Supplements or Modifications.  This Agreement may only be amended by a written agreement signed by all parties hereto.  Each of the parties agrees to cooperate fully in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or take such additional action as shall be reasonably necessary or appropriate for such purpose.

13.9                        Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois to the extent that Federal law does not control.

13.10                 Further Assurances.  Each party agrees that at any time and from time to time after the Closing it will execute and deliver to the other party such further instruments or documents as the other party may reasonably require to give effect to the transaction contemplated hereunder.

13.11                 Parties in Interest.  Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

13.12                 Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersede and is in full substitution for any and all prior agreements and understandings among them relating to such transactions, and no party shall be liable or bound to the other parties hereto in any manner with respect to such transactions by any warranties, representations, indemnities, covenants or agreements except as specifically set forth herein or therein or in an amendment hereto or thereto executed in accordance with the terms of this Agreement.

13.13                 Construction.  Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), and the word “including” shall mean “including, without limitation”.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

13.14                 Press Release.  Seller or Buyer, as the case may be, shall approve, in writing prior to issuance, the form and substance of any press release or other public disclosure relating to any matters relating to this Agreement issued by the other.  Nothing contained herein shall restrict or prohibit Buyer or Seller from issuance of press releases or public disclosures which, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with same.

13.15                 Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, shall be construed for any reason and to any extent to be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby but shall be enforced to the greatest extent permitted by law.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first written above.

ATTEST:	FIRST MIDWEST BANK

	By:	/s/ Michael L. Scudder
Michael L. Scudder
Executive Vice President and Chief Financial Officer

ATTEST:	FIRST NATIONAL BANK OF OTTAWA

/s/ Cheryl Gage
	By:	/s/ Joachim Brown
Joachim Brown
President and Chief Executive Officer